FIRST AMENDMENT TO THE

ETF FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the ETF Fund Administration Servicing Agreement, dated as of February 2, 2018 (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Company and USBFS (the “Parties”) have entered into the Agreement; and

WHEREAS, the Parties desire to change the title of the Agreement from Fund Administration Servicing Agreement to ETF Fund Administration Servicing Agreement; and

WHEREAS, the Parties desire to amend and restate Exhibit A of the Agreement to add the Motley Fool Small-Cap Growth ETF to it; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both Parties, and authorized and approved by the Board of Directors of the Company

NOW, THEREFORE, the Parties agree to amend the following:

1.	The title of the Agreement is ETF Fund Administration Servicing Agreement. All references to Fund Administration Servicing Agreement are replaced with ETF Fund Administration Servicing Agreement.

2.	Exhibit A is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

SIGNATURES ON THE FOLLOWING PAGE

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

THE RBB Fund, Inc.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Anita M. Zagrodnik

Printed Name:	Salvatore Faia	Printed Name:	Anita M. Zagrodnik
Title:	President	Title:	Senior VP
Date:	9/14/2018	Date:	9/26/18

EXHIBIT A

Series of The RBB Fund, Inc.
Motley Fool 100 Index ETF
Motley Fool Small-Cap Growth ETF